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                                                                     EXHIBIT 2.4


                               SUPPORT AGREEMENT
                               -----------------

     MEMORANDUM OF AGREEMENT made as of the 27th day of August, 1997, between SONIC ENVIRONMENTAL SYSTEMS, INC., a Delaware corporation ("Sonic"), and SONIC CANADA, INC., an Ontario corporation (the "Corporation").

                             W I T N E S S E T H :

     WHEREAS pursuant to a combination agreement dated as of July 1, 1997 (the "Combination Agreement") by and between Sonic, the Corporation and Turbotak Technologies, Inc. ("Turbotak") the parties agreed that on the Effective Date (as defined in the Combination Agreement), Sonic and the Corporation would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit 2.3 to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

     AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by articles of arrangement to be filed pursuant to the Ontario Business Corporations Act, each issued and outstanding Common Share of Turbotak (a "Turbotak Common Share") and each issued and outstanding Class B Share of Turbotak (a "Turbotak Class B Share") is being exchanged directly or indirectly with the Corporation for 4.2303 issued and outstanding Exchangeable Shares of the Corporation (the "Exchangeable Shares");

     AND WHEREAS the aforesaid articles of arrangement set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

     AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby Sonic will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver or cause to be delivered shares of Sonic Common Shares in satisfaction of the obligations of the Corporation under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices all in accordance with the Exchangeable Share Provisions;

     NOW THEREFORE in consideration of the respective covenants in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
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                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

1.1  DEFINED TERMS.  Each term denoted herein by initial capital letters and not
     -------------
otherwise defined herein shall have the meaning ascribed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2   INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.  The division of this
      ---------------------------------------------
agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3   NUMBER, GENDER, ETC.  Words importing the singular number only shall
      --------------------
include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4  DATE FOR ANY ACTION.  If any date on which any action is required to be
     -------------------
taken under this agreement is not a Business Day. such action shall be required to be taken on the next succeeding Business Day.


                                   ARTICLE 2

                     COVENANTS OF SONIC AND THE CORPORATION
                     --------------------------------------

2.1  COVENANTS OF SONIC REGARDING EXCHANGEABLE SHARES.  So long as any
     ------------------------------------------------
Exchangeable Shares are outstanding, Sonic will:

     (a) not declare or pay any dividend on Sonic Common Shares unless (i) the Corporation shall have sufficient assets, funds and other property (including, where applicable, Sonic Common Shares or other securities of Sonic) available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions and (ii) the Corporation shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions;

     (b) cause the Corporation to declare simultaneously with the declaration of any dividend on Sonic Common Shares an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on Sonic Common Shares, cause the Corporation to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each

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          case in accordance with the Exchangeable Share Provisions;

     (c) advise the Corporation sufficiently in advance of the declaration by Sonic of any dividend on Sonic Common Shares and take all such other actions as are necessary, in cooperation with the Corporation, to ensure that the declaration date, record date and payment date for any dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on Sonic Common Shares and such dates in respect of dividends on the Exchangeable Shares shall be in accordance with any requirement of the Exchangeable Share Provisions and the stock exchange n which the Exchangeable Shares are listed;

     (d) ensure that the record date for any dividend declared on Sonic Common Shares, Sonic Common Share Reorganization, Rights Offering, Special Distribution or Capital Reorganization is not less than 10 Business Days after the declaration date for such dividend, Sonic Common Share Reorganization, Rights Offering, Special Distribution or Capital Reorganization;

     (e) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered shares of Sonic Common Shares to the holders of Exchangeable Shares in satisfaction of the Liquidation Amount for each such Exchangeable Share, in accordance with the provisions of Article 4 of the Exchangeable Share Provisions:

     (f) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered shares of Sonic Common Shares to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions

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          of Article 5 or Article 6 of the Exchangeable Share Provisions, as the
          case may be;

     (g) not exercise its vote as a shareholder of the Corporation to initiate, consent to or approve the voluntary liquidation, dissolution or winding-up of the Corporation nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the Corporation; and

     (h) not exercise its vote as a shareholder of the Corporation to authorize the continuance or other transfer of the corporate existence of the Corporation to any jurisdiction outside Canada

2.2  SEGREGATION OF FUNDS.  Sonic will cause the Corporation to deposit a
     --------------------
sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable the Corporation to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and will cause the Corporation to use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, in each case in accordance with the Exchangeable Share Provisions.

2.3 RESERVATION OF SHARES OF SONIC COMMON SHARES.  Sonic hereby represents and
    --------------------------------------------
warrants that it has irrevocably reserved for issuance out of its authorized and unissued capital stock such number of Sonic Common Shares as is equal to the number of Exchangeable Shares outstanding immediately following the Effective Date and covenants that at all times in the future while any Exchangeable Shares are outstanding it will keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Sonic Common Shares (or other shares or securities into which Sonic Common Shares may be reclassified or changed) as is necessary to enable Sonic and the Corporation to perform their respective obligations pursuant to this agreement, the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement.

2.4 NOTIFICATION OF CERTAIN EVENTS.  In order to assist Sonic to comply with its
    ------------------------------
obligations hereunder, the Corporation will give, or cause the Transfer Agent to give, Sonic notice of each of the following events at the time set forth below:

     (a) in the event of any determination by the Board of Directors of the Corporation to institute voluntary liquidation, dissolution or winding up proceedings with respect to the Corporation or to effect any other

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          distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs at least 60 days prior to the proposed effective date of such liquidation dissolution, winding up or other distribution;

     (b) immediately, upon the earlier of (i) receipt by the Corporation of notice of, and (ii) the Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

     (c) immediately, upon receipt by the Transfer Agent of a Retraction Request; and

     (d) as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5  DELIVERY OF SONIC COMMON SHARES.  In furtherance of its obligations under
     -------------------------------
subsections 2.1(e) and (f) hereof, upon notice of any event that requires the Corporation to cause to be delivered Sonic Common Shares to any holder of Exchangeable Shares, Sonic shall forthwith issue and deliver the requisite Sonic Common Shares to or to the order of the former holder of the surrendered Exchangeable Shares, as the Corporation shall direct. All such Sonic Common Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens. In consideration of the issuance of each such Sonic Common Share by Sonic, the Corporation shall issue to Sonic, or as Sonic shall direct, such number of common shares of the Corporation as is equal to the fair value of such Sonic Common Shares.

2.6  QUALIFICATION OF SONIC COMMON SHARES.  Sonic shall use all reasonable
     ------------------------------------
efforts to obtain and comply with all orders required from the applicable Canadian securities authorities to permit the issuance of the Sonic Common Shares upon any such exchange of the Exchangeable Shares without registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian federal or provincial law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement before such Sonic Common Shares may be issued and delivered by the Corporation or Sonic to the holder thereof or in order that such Sonic Common Shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of the Corporation or Sonic for purposes of Canadian federal or provincial securities lay/ or an "affiliate" for purposes of United States Federal or state securities law).

2.7 TENDER OFFERS, ETC.  In the event that a tender offer, share exchange offer,
    -------------------
issuer bid, take-over bid or similar transaction with respect to Sonic Common Shares (an "Offer") is proposed by Sonic or is proposed to Sonic or its stockholders and is recommended by the Board of Directors of Sonic, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Sonic, Sonic will use all commercially reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Sonic Common Shares, without discrimination. Without limiting the generality of the foregoing, Sonic will use all commercially reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.8  OWNERSHIP OF OUTSTANDING SHARES.  Sonic covenants and agrees in favour of
     -------------------------------
the Corporation that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Sonic or any of its Affiliates, Sonic will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of the Corporation (other than Exchangeable Shares) and all outstanding securities of the Corporation carrying or otherwise entitled to voting rights in any circumstances (other than Exchangeable Shares), unless Sonic shall have obtained the prior approval of the Corporation and the holders of the Exchangeable Shares given in accordance with section 8.2 of the Exchangeable Share Provisions.

2.9  SONIC NOT TO VOTE EXCHANGEABLE SHARES. Sonic covenants and agrees that it
     -------------------------------------
will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by Sonic and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Sonic further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the OBCA with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares, including without limitation any approval to be given by holders of Exchangeable Shares pursuant to section 8.2 of the Exchangeable Share Provision.

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2.10 DUE PERFORMANCE.  On and after the Effective Date, Sonic shall duly and
     ---------------
timely perform all of its obligations provided for in the Plan of Arrangement, including any obligations that may arise upon the exercise of Sonic's rights under the Exchangeable Share Provisions.

2.11 ECONOMIC EQUIVALENCE. Sonic hereby acknowledges that it will be bound by
     --------------------
any determination of economic equivalence made by the Board of Directors pursuant to section 5.6 of the Plan of Arrangement or section 9.1 of the Exchangeable Share Provisions, where applicable.


                                   ARTICLE 3

                                    GENERAL
                                    -------

3.1  TERM.  This agreement shall come into force and be effective as of the date
     ----
hereof and shall terminate and be of no further force and effect at such time as there are no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) held by any party other than Sonic and its Affiliates.

3.2  CHANGES IN CAPITAL OF SONIC AND THE CORPORATION.  Notwithstanding the
     -----------------------------------------------
provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 hereof as a result of which either Sonic Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Sonic Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3  SEVERABILITY.  If any provision of this agreement is held to be invalid,
     ------------
illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4  AMENDMENTS, MODIFICATIONS, ETC. This agreement may not be amended or
     -------------------------------
modified except by an agreement in writing executed by the Corporation and Sonic and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Exchangeable Share Provisions.

3.5  MINISTERIAL AMENDMENTS.  Notwithstanding the provisions of section 3.4, the
     ----------------------
parties to this agreement may without the approval of the holders of the Exchangeable Shares, at any time and from

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

time to time, amend or modify this agreement in writing for the purposes of:

     (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

     (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of the Corporation and Sonic, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

     (c) making such changes or corrections which, on the advice of counsel to the Corporation and Sonic, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error herein, provided that the boards of directors of each of the Corporation and Sonic shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6  MEETING TO CONSIDER AMENDMENTS.  The Corporation, at the request of Sonic,
     ------------------------------
shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation and the Exchangeable Share Provisions.

3.7  WAIVERS ONLY IN WRITING.  No waiver of any of the provisions of this
     -----------------------
agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8  INUREMENT.  This agreement shall be binding upon and inure to the benefit
     ---------
of the parties hereto and their respective successors and permitted assigns.

3.9  SONIC SUCCESSORS.  Sonic shall not enter into any transaction (whether by
     ----------------
way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all its undertaking, property and assets would become the property of any other person or in the case of a merger, of the continuing corporation resulting therefrom, unless:

     (a) such other person or continuing corporation is a corporation (the "Sonic Successor") incorporated under

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

          the laws of any state of the United States or the laws of Canada or any province thereof; and

     (b) the Sonic Successor, by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement to be bound by the provisions hereof as if it were an original party hereto and to observe and perform all of the covenants and obligations of Sonic pursuant to this agreement, in form satisfactory to the Corporation, acting reasonably.

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Sonic with or into Sonic.

3.10 NOTICES TO PARTIES.  All notices and other communications between the
     ------------------
parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

     (a)  if to Sonic at:

               TurboSonic Environmental Systems, Inc.
               11 Melanie Lane
               Unit 22-A
               East Hanover, New Jersey 07936
               Attention:  Richard H. Hurd


     (b)  if to the Corporation at:

               TurboSonic Canada, Inc.
               c/o Turbotak Technologies, Inc.
               550 Parkside Drive
               Suite A-14
               Waterloo, Ontario N2L 5V4 Canada
               Attention:  Patrick Forde, Vice President
               Telecopier No. 519-885-6992

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.11 COUNTERPARTS.  This agreement may be executed in counterparts, each of
     ------------
which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

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

3.12 JURISDICTION.  This agreement shall be construed and enforced in accordance
     ------------
with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.13 ATTORNMENT.  Sonic agrees that any action or proceeding arising out of or
     ----------
relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office as Sonic's attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.


ATTEST:                       SONIC ENVIRONMENTAL SYSTEMS, INC.



_____________________         By: _____________________________



ATTEST:                       SONIC CANADA, INC.



_____________________         By: ______________________________

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